Exhibit 99.1

Federal Home Loan Bank of San Francisco Announces Annual and Quarterly Operating Results

SAN FRANCISCO, February 21, 2017— The Federal Home Loan Bank of San Francisco today announced its 2016 operating results. Net income for 2016 was $712 million, compared with net income of $638 million for 2015. Net income for the fourth quarter of 2016 was $127 million, compared with net income of $57 million for the fourth quarter of 2015.

The $74 million increase in net income for 2016 and the $70 million increase for the fourth quarter of 2016 relative to the prior-year periods primarily reflected an increase in gains (after netting certain legal fees and expenses) on settlements relating to the Bank's private-label residential mortgage-backed securities (PLRMBS) litigation and an increase in net fair value gains associated with derivatives, hedged items, and financial instruments carried at fair value.

“During 2016, the Bank performed well for members and the communities they serve,” said Greg Seibly, President and Chief Executive Officer. “Earnings were strong, enhanced by private-label MBS litigation settlements, which resulted in continued improvement in the financial strength of the Bank, supported our ability to offer cost-effective ownership to our members, and increased funding for the Bank’s Affordable Housing Program. We are well-positioned to benefit from the flexibility our healthy balance sheet provides, as we strive to fulfill our housing finance mission by providing essential tools and excellent service to our members and their community partners.”

Net interest income for 2016 was $471 million, down from $477 million for 2015. This decrease was primarily due to a decrease in earnings on mortgage-related assets because of lower average mortgage-related asset balances, partially offset by an increase in earnings on advances because of higher average advance balances.

Net interest income for the fourth quarter of 2016 was $108 million, down from $120 million for the fourth quarter of 2015. This decrease was primarily due to higher dividends paid on mandatory redeemable capital stock (which are classified as interest expense), partially offset by an increase in earnings on advances because of higher average advance balances.

Other income/(loss) for 2016 was income of $485 million, compared with income of $388 million for 2015. The change in other income/(loss) reflected a $51 million increase in gains from settlements relating to the Bank's PLRMBS litigation. In addition, net fair value gains associated with derivatives, hedged items, and financial instruments carried at fair value were $5 million for 2016, compared with net fair value losses of $50 million for 2015. The change in net fair value gains/losses was primarily due to the effects of changes in market interest rates, interest rate spreads, interest rate volatility, and other market factors during the period. The change in other income/(loss) also reflected a partially offsetting impact of expense of $32 million on derivative instruments used in economic hedges, compared with expense of $18 million for 2015. Income/expense on derivative instruments used in economic hedges is generally offset by interest expense/income on the economically hedged assets and liabilities.

Other income/(loss) for the fourth quarter of 2016 was income of $82 million, compared with a loss of $9 million for the fourth quarter of 2015. The change in other income/(loss) reflected a $58 million increase in gains from settlements relating to the Bank's PLRMBS litigation. In addition, net fair value gains associated with derivatives, hedged items, and financial instruments carried at fair value were $31 million for the fourth quarter of 2016, compared with net fair value losses of $6 million for the fourth quarter of 2015. The change in other income/(loss) also reflected a partially offsetting impact of expense of $10 million on derivative instruments used in economic hedges, compared with expense of $4 million for the fourth quarter of 2015.

During 2016, total assets increased $6.2 billion, to $91.9 billion at December 31, 2016, from $85.7 billion at December 31, 2015. Investments increased $8.7 billion, to $41.0 billion at December 31, 2016, from $32.3 billion at December 31, 2015, primarily reflecting an increase in securities purchased under agreements to resell, agency securities, and certificates of deposit. Advances remained relatively stable, decreasing to $49.8 billion at December 31, 2016, from $50.9 billion at December 31, 2015.

Accumulated other comprehensive income increased by $96 million during 2016, to $111 million at December 31, 2016, from $15 million at December 31, 2015, primarily as a result of improvement in the fair value of PLRMBS classified as available-for-sale.

As of December 31, 2016, the Bank was in compliance with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 6.4%, exceeding the 4.0% requirement. The Bank had $5.9 billion in permanent capital, exceeding its risk-based capital requirement of $2.2 billion. Total retained earnings as of December 31, 2016, were $3.1 billion.

Today, the Bank’s Board of Directors declared a quarterly cash dividend on the capital stock outstanding during the fourth quarter of 2016 at an annualized rate of 9.08%. The quarterly dividend will total $65 million, including $11 million in dividends on mandatorily redeemable capital stock that will be reflected as interest expense in the first quarter of 2017. The Bank expects to pay the dividend on March 16, 2017.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Dec. 31, 2016	Dec. 31, 2015
Total Assets	$91,941	$85,698
Advances	49,845	50,919
Mortgage Loans Held for Portfolio, Net	826	655
Investments[1]	40,986	32,275
Consolidated Obligations:
Bonds	50,224	51,827
Discount Notes	33,506	27,647
Mandatorily Redeemable Capital Stock	457	488
Capital Stock - Class B - Putable	2,370	2,253
Unrestricted Retained Earnings	888	610
Restricted Retained Earnings	2,168	2,018
Accumulated Other Comprehensive Income/(Loss)	111	15
Total Capital	5,537	4,896

Selected Other Data at Period End	Dec. 31, 2016	Dec. 31, 2015
Regulatory Capital Ratio[2]	6.40%	6.26%

	Three Months Ended		Twelve Months Ended
Selected Operating Results for the Period	Dec. 31, 2016	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2015
Net Interest Income	$108	$120	$471	$477
Provision for/(Reversal of) Credit Losses on Mortgage Loans	—	1	—	1
Other Income/(Loss)	82	(9)	485	388
Other Expense	46	46	158	148
Affordable Housing Program Assessment	17	7	86	78
Net Income	$127	$57	$712	$638

Selected Other Data for the Period
Net Interest Margin[3]	0.46%	0.55%	0.52%	0.57%
Operating Expenses as a Percent of Average Assets	0.18	0.19	0.16	0.16
Return on Average Assets	0.54	0.26	0.77	0.76
Return on Average Equity	9.27	4.66	13.63	11.68
Annualized Dividend Rate[4]	22.51	8.79	12.33	12.39
Average Equity to Average Assets Ratio	5.83	5.54	5.68	6.52

1.
Investments consist of Federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.

2.
This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of December 31, 2016, was $5.9 billion.

3.	Net interest margin is net interest income (annualized) divided by average interest-earning assets.

4.
Dividend rates reflect the dividends declared, recorded, and paid during the relevant periods. In the fourth quarter of 2016, the Bank paid a special dividend of 13.57% in addition to a quarterly dividend of 8.94%.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank’s members are headquartered in Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “will” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com